Exhibit 99.1

Investor Relations

eOn Communications

800-955-5321

investorrelations@eoncc.com

For Release 4:30 PM ET, October 23, 2006

eOn Communications Reports Record Fourth Quarter and

Fiscal Year Profitability with 50% Increase in Cash

ATLANTA (October 23, 2006) – eOn Communications Corporation™ (NASDAQ: EONC), a leading provider of telecommunications solutions, today reported both record fourth quarter and fiscal 2006 year results. The results for the fourth quarter represent the third consecutive record quarterly results delivered by the company. The company also posted record results for its fiscal year 2006, representing the best ever recorded and the first profitable yearly performance in its history.

Net income for the fiscal year was $1,637,000, or $0.12 per common share, compared to a net loss of $1,951,000, or ($0.15) per common share for the fiscal year ended July 31, 2005. Income from continuing operations was $861,000 or $0.06 per common share compared to a loss from continuing operations of $2,140,000 or ($0.16) per common share in the fiscal year ended July 31, 2005. Net income for the fiscal year ended July 31, 2006 included $256,000 from discontinued operations, $303,000 gain on disposal of discontinued operations and an extraordinary gain on the purchase of Cortelco Shanghai of $217,000. Net income for the fiscal year ended July 31, 2005 included $189,000 from discontinued operations. Revenues from continuing operations were $12,014,000, a decrease of 5% compared with $12,603,000 for the previous fiscal year.

Net income for the quarter was $231,000, or $0.02 per common share, compared to a net loss of $825,000, or ($0.06) per common share in the quarter ended July 31, 2005. Net loss in the quarter ended July 31, 2005 included income from discontinued operations of $104,000 related to Cortelco Shanghai. Revenue for the quarter was $2,831,000, an increase of 12% compared to $2,537,000 for the quarter ended July 31, 2005.

Cash and cash equivalents and short-term marketable securities increased 50% to $6,684,000 from $4,470,000 as of July 31, 2005.

“Our stated goals entering this fiscal year were to return to profitability, strengthen our financial position, increase our engineering and product development resources and to position the company to leverage rapidly expanding markets. Our ability to successfully achieve these goals has directly led to our improved financial performance,” stated David Lee, eOn’s chairman and chief executive officer. “In the coming year our focus will be on sustaining this positive

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momentum and on identifying and executing the steps necessary to significantly expand our business and to further increase shareholder value.”

Conference Call

The Company will host a conference call at 4:45 p.m. ET, October 23, 2006, to discuss fourth quarter and fiscal year results. To hear the call, dial 800-289-0468 or visit our investor relations website at investor.eoncc.com. A replay of the call will be posted to our investor relations website shortly following the call.

About eOn Communications™

eOn Communications Corporation™ is a global provider of innovative communications solutions. Backed by over 20 years of telecommunications engineering expertise, our solutions enable our customers to easily leverage advanced technologies in order to communicate more effectively. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com, or call 800-955-5321.

Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation’s most recent Form 10-Q filing with the Securities and Exchange Commission.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation.

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eOn Communications Corporation

Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share data)

Unaudited

	For the Years Ended July 31,
	2006	2005
REVENUE
Net revenue	$12,014	$12,603

COST OF REVENUE
Cost of revenue	3,967	4,862

Gross profit	8,047	7,741

OPERATING EXPENSE
Selling, general and administrative	4,747	6,638
Research and development	2,565	3,284
Other (income) expense, net	60	56

Total operating expense	7,372	9,978

Income (loss) from continuing operations	675	(2,237)

Interest income, net	186	97

Income (loss) from continuing operations before income taxes	861	(2,140)

Income tax expense	—	—

Income (loss) from continuing operations after income taxes	861	(2,140)

DISCONTINUED OPERATIONS
Income from discontinued operations, net of tax and minority interest of $289 and $208, respectively	256	189
Gain on disposal of discontinued operations, net of tax of $20	303	—

Income from discontinued operations	559	189

Income (loss) before extraordinary item	1,420	(1,951)

EXTRAORDINARY ITEM
Extraordinary gain, net of income taxes of $0	217	—

Net income (loss)	$1,637	$(1,951)

Weighted average shares outstanding
Basic	13,339	12,853
Diluted	13,426	12,853

Basic income (loss) per share:
From continuing operations after income taxes	$0.06	$(0.16)
From discontinued operations, net of tax and minority interest	0.04	0.01
From extraordinary gain, net of income taxes	0.02	—

Basic income (loss) per share	$0.12	$(0.15)

Diluted income (loss) per share:
From continuing operations after income taxes	$0.06	$(0.16)
From discontinued operations, net of tax and minority interest	0.04	0.01
From extraordinary gain, net of income taxes	0.02	—

Diluted income (loss) per share	$0.12	$(0.15)

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eOn Communications Corporation

Condensed Consolidated Balance Sheets

(Dollars in thousands, except share and per share amounts)

	As of July 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$934	$870
Marketable securities	5,750	3,600
Trade accounts receivable, net of allowance of $372 and $1,106, respectively	1,639	2,145
Trade accounts receivable – related party	27	19
Proceeds receivable from sale of discontinued operations	89	—
Inventories	2,167	2,155
Prepaid and other current assets	289	206
Current assets of discontinued operations	—	7,408

Total current assets	10,895	16,403

Property and equipment, net	338	434
Long-term receivable, net of allowance of $232	153	—
Goodwill	418	21
Investments	301	—
Non-current assets of discontinued operations	—	271

Total assets	$12,105	$17,129

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$453	$703
Trade accounts payable – related party	72	157
Deferred acquisition payment	397	914
Accrued expenses and other	1,376	1,603
Current liabilities of discontinued operations	—	4,952

Total current liabilities	2,298	8,329

Minority interest of discontinued operations	—	1,145
Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.001 par value, (10,000,000 shares authorized, no shares issued and outstanding)	—	—
Common stock, $0.001 par value (50,000,000 shares authorized, 14,128,922 and 13,579,957 shares issued, respectively)	14	13
Additional paid-in capital	55,030	54,455
Treasury stock, at cost (676,900 shares)	(1,502)	(1,502)
Accumulated deficit	(43,735)	(45,372)
Accumulated other comprehensive income	—	61

Total stockholders' equity	9,807	7,655

Total liabilities and stockholders' equity	$12,105	$17,129